Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                Three Months Ended
                                                                                                ------------------
                                                     Year Ended December 31,                        March 31,
                                                     -----------------------                        ---------
                                       2002(2)     2001(2)        2000       1999        1998           2003
                                       -------     -------        ----       ----        ----           ----
(Loss)  income before income taxes,
extraordinary  loss and  cumulative
effect  of a change  in  accounting  $(95,890)  $(105,062)     $62,353    $22,522      $6,544      $(16,483)
principle

Equity in net losses of affiliates       3,405       1,962         385         --          --            315
                                        ------     -------       ------     ------       -----        ------
(Loss)  income before income taxes,
extraordinary   loss,    cumulative
effect  of a change  in  accounting
principle  and equity in net losses
of affiliates                          (92,485)   (103,100)      62,738     22,522       6,544       (16,168)
                                        ------     -------       ------     ------       -----        ------
Plus fixed charges:
   Interest expense                      7,254      17,966       6,384         35         143          1,349
   Amortization  of  costs  related      1,095       2,647       1,088         --          --            203
   to indebtedness
   Estimated   interest  factor  in
   rent expense (1)                        576         734         428        345         252            120
                                        ------     -------       ------     ------       -----        ------
Total fixed charges                      8,925      21,347       7,900        380         395          1,672
                                        ------     -------       ------     ------       -----        ------

Adjusted earnings (loss)              (83,560)    (81,753)      70,638     22,902       6,939       (14,496)
Fixed charges                            8,925      21,347       7,900        380         395          1,672

Deficiency  in  earnings  to  cover  $(92,485)  $(103,100)        $ --        $--         $--      $(16,168)
fixed charges

Ratio of earnings to fixed charges           *           *         8.9       60.3        17.6              *



* Calculation not meaningful as ratio is less then 1.


(1) The interest factor in rent expense is estimated as one-third of rental expense.


(2) In fiscal 2003, the Company adopted SFAS No. 145. As a result, the previously reported extraordinary gain on debt extinguishment has been reclassified to continuing operations.